EXHIBIT 10.1

AMENDMENT TO
AMENDED AND RESTATED 2001 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, the board of directors of j2 Global Communications, Inc. established the 2001 Employee Stock Purchase Plan as of May 7, 2001, which was approved by the applicable stockholders as of June 26, 2001 (the "Plan").

WHEREAS, the board of directors of j2 Global Communications, Inc. amended and restated the Plan as of May 1, 2006.

WHEREAS, on February 2, 2018 (the "Approval Date"), the board of directors of j2 Global, Inc. ("j2"), successor to j2 Global Communications, Inc. under the Plan, approved further amendments to the Plan, as specified below, to be effective as of May 1, 2018 (the "Amendment Effective Date").

1.     Amendment of Plan.

(a)	As of the Amendment Effective Date, the first two sentences of Section 6 of the Plan are hereby restated to read as follows:

"The Plan shall be implemented by sequential Offerings of approximately six (6) months duration or such other duration as the Board shall determine (an "OFFERING PERIOD"). Offering Periods shall commence on or about May 1 and November 1 of each year and end on or about the next October 31 and April 30, respectively, occurring thereafter."

(b)	As of the Amendment Effective Date, Section 9 of the Plan is hereby restated to read as follows:

"The Purchase Price for an Offering Period shall be eighty-five percent (85%) of the lesser of the Fair Market Value of a share of Stock on (i) the Offering Date and (ii) the Purchase Date."

(c)
For the avoidance of doubt, the foregoing amendments shall take effect as of the Amendment Effective Date. For the current Offering Period, which commenced on February 1, 2018 and will end on April 30, 2018, the Plan as in effect immediately prior to the Approval Date shall govern.